Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289332, No. 333-33056, No. 333-52346, and No. 333-98219) of Edwards Lifesciences Corporation of our report dated June 12, 2026, relating to the financial statements and supplementary schedule of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan which appear in this Form 11-K of the Plan for the year ended December 31, 2025.

/s/ BDO USA, P.C.
Irvine, California
June 12, 2026